Exhibit 10.1

SERIES A

CONVERTIBLE CALLABLE PREFERRED STOCK
PURCHASE AGREEMENT

E-WASTE SYSTEMS, INC.

SERIES A CONVERTIBLE CALLABLE PREFERRED STOCK
PURCHASE AGREEMENT

THIS SERIES A CONVERTIBLE CALLABLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 5th day of April, 2013] by and among E-Waste Systems, Inc. (OTCQB: EWSI), a Nevada corporation (the “Company”), and the investor(s) listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1.     Sale and Issuance of Series A Convertible Callable Preferred Stock.

(a) The Company has filed with the Secretary of State of the State of Nevada effective January 23, 2013, the Amended and Restated Articles of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Articles”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Convertible Callable Preferred Stock of the Company (“Series A Preferred Stock”) set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $1000.00 per share.  The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2.     Closing; Delivery.

(a) The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, and the receipt of consideration.  In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefore by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser, or by any combination of such methods.

1.3.     Sale of Additional Shares of Preferred Stock.  After the Initial Closing and without further action by any Purchaser, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to $10,000,000 in additional shares of Series A Preferred Stock (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”) provided that counsel for the Company, provides an opinion dated as of the date of such Closing that the offer, issuance, sale and delivery of the Additional Shares to any Additional Purchasers do not require registration under the Securities Act of 1933, as amended, or applicable state securities laws. Exhibit A to this Agreement shall be updated, without further action by any Purchaser, to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4     Use of Proceeds.  In accordance with the directions of the Board of Directors, as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Shares for investment and other general corporate purposes.

1.5     Defined Terms Used in this Agreement.  In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to any specified person or entity (a “Person”) any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, shareholder, manager, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Board of Directors” means the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Key Employee” means Martin Nielson and any other executive-level employee of the Company as well as any employee of the Company who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property (as defined in Section 2.8).

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the following officers: Martin Nielson

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association or other entity.

“Preferred Stock” means the preferred stock of the Company.

“Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Series A Convertible Callable Preferred Stock issued at the Initial Closing and any Additional Shares issued at a subsequent Closing under Section 1.3.

2. Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers: Martin Nielson.  In addition, for purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5 and 2.6), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1.     Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.     Capitalization.  The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(a) 490,000,000 shares of Common Stock, approximately 133,000,000 shares of which are issued and outstanding immediately prior to the Initial Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) 10,000,000 shares of Preferred Stock none of which are issued and outstanding immediately prior to the Initial Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Articles and as provided by the Nevada general corporation law.

(c) The Company has reserved fifteen percent (15%) of the Authorized shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Stock Option Plan which was duly adopted by the Board of Directors (the “Stock Plan”).  Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, and all of the shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.  The Company will furnish to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d) [intentionally blank]

(e) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events.  No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code.  Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

2.3.     Subsidiaries.  Other than E-Waste Systems (Ohio), Inc. and E-Waste Systems (UK) Ltd, or E-Waste Systems, Ltd., the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

2.4.     Authorization. All corporate action required to be taken by the Board of Directors in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5.     Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of liens or encumbrances created by or imposed by a Purchaser.  Assuming the accuracy of the representations of the Purchasers in Sections 3 and 4 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Shares shall be duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and non-assessable and free liens or encumbrances created by or imposed by a Purchaser.  Based in part upon the representations of the Purchasers in Section 3 and 4 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.     Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchasers in Section 3 and 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Articles, which have been filed prior to the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and (iii) filing with the United States Securities and Exchange Commission under Form 8K, and (iv) any applicable state securities laws, all which have been made or will be made in a timely manner.

2.7.     Litigation.  To the Company’s knowledge, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened in writing (i) against the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8.     Intellectual Property.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.  Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property.

2.9.     Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Restated Articles or Bylaws, (ii) of any instrument, judgment, order, writ or decree, to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.

2.10.     Agreements; Actions.

(a) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, the Company outside of the ordinary course of doing business and as disclosed on it’s filings with the company’s SEC filings.

(b) Other than what has been disclosed in The Company’s SEC filings, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities, (iii) made any loans or advances to any Person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)           [intentionally left blank]

2.11.     Certain Transactions.

(a) Other than standard director and officer contracts of employment and indemnification agreements approved by the Board of Directors, approved in the written minutes of the Board of Directors there are no agreements, understandings or proposed transactions between the Company and its officers and directors.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees, other than in connection with unpaid salary, expenses or advances of expenses incurred in the ordinary course of business.

2.12.     Rights of Registration and Voting Rights.  The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13.     Absence of Liens.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14.     Financial Statements.  The Company has timely filed with the SEC its audited financial statements as of each year ending of its existence and its unaudited quarterly financial statements (including balance sheet, income statement and statement of cash flows) as required collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods applicable. Except as set forth in the Financial Statements, and the Disclosure Statement the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15.     Changes.  Since the date of most recent Financial Statements, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from the information reflected in the Financial Statements, except changes in the ordinary course of business;

(b) any damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any resignation or termination of employment of any Key Employee;

(g) any mortgage, pledge, or lien, created by the Company, with respect to any of its material properties or assets, except that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(h) any loans or guarantees made by the Company to or for the benefit of any employees, officers or directors,

(i) any declaration in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company.;

(j) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(l) to the Company’s knowledge, other than events affecting the economy or the Company in the ordinary course of business, that could reasonably be expected to result in a Material Adverse Effect; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16.     Employee Matters.

(a) As of the date hereof, the Company employs only Martin Nielson Susan Johnson, David Severson, and Chris Zwicke and no other full-time employees or part-time employees and engages no consultants or independent contractors, other than as in Section 2.16 of the Disclosure Schedule,

(b) To the Company’s knowledge neither the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.

(d) Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has no policy, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in this Agreement.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Section 2.16 of the Disclosure Schedule there are no employee benefit plans maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.17.     Tax Returns and Payments.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18.     Confidential Information and Invention Assignment Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”).  The Company is not aware that any of its Key Employees, consultants or officers is in violation thereof.

2.19.     Permits.  The Company and each of its subsidiaries has all permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.

2.20.     Corporate Documents.  The Restated Articles and Bylaws of the Company are in the form provided to the Purchasers.  The  minute books of the Company contains minutes of all meetings of the Board of Directors and its shareholders and all actions by written consent without a meeting by the Board of Directors and its shareholders since the date of the Company’s incorporation and accurately reflects in all material respects all actions by the Board of Directors (and any committee of the Board of Directors) and its shareholders with respect to all transactions referred to in such minutes.

2.21.     83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Common Stock.

2.22.     Real Property Holding Corporation.  The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

2.23.     Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, to the best of its knowledge the Company is and has been in compliance with all Environmental Laws.

For purposes of this Section 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24           Qualified Small Business Stock.  As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Initial Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Initial Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchasers or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in either a grossly negligent or fraudulent manner.

2.25           Disclosure.  The Company has made available to the Purchasers all of the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”).  The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.           Representations and Warranties of the Purchasers.  Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1           Authorization.  The Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement or the Indemnification Agreement may be limited by applicable federal or state securities laws.

3.2           Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

3.3           Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities.

3.4           Restricted Securities.  The Purchaser understands that the Shares have not been registered under the Securities Act.  The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5           Legends.  The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)           [intentionally left blank]

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.6           Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7           Foreign Investors.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.8           No General Solicitation.  Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.9           Exculpation Among Purchasers.  Each Purchaser acknowledges that it is not relying upon any Person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.10         Residence.  If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is located is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.           Conditions to the Purchasers’ Obligations at Closing.  The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1           Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing, except where such representation and warranty is qualified with respect to materiality in Section 2.

4.2           Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3           Compliance Certificate.  The President of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

4.4           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5           Opinion of Company Counsel.  The Purchasers shall have received from counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form attached to this Agreement.

4.6           Board of Directors.  As of the Initial Closing, the Board of Directors shall be comprised of Martin Nielson.

4.7           Restated Articles.  The Company has filed the Restated Articles with the Secretary of State of Nevada on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.8           Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.9           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

4.10           Minimum Number of Shares at Initial Closing.  There is no minimum dollar amount worth of Shares which must be sold at the Initial Closing.

5.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.     Representations and Warranties.  The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects as of such Closing.

5.2.     Performance.  The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3.     Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6. Miscellaneous.

6.1.     Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2.     Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3.     Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Nevada as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to its principles of conflicts of laws.

6.4.     Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5.     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6.       Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.6.  If notice is given to the Company, a copy shall also be sent the Company’s counsel and  if notice is given to the Purchasers, a copy shall also be given to Cynthia Bitting, Nangle & Niemann, LLC, 9630 Clayton Road, St. Louis, MO 63124.

6.7.       No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, except for Oracle Capital who had been retained by the Company as its exclusive Investment Banker.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8.       Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9.       Amendments and Waivers.  Except as set forth in Section 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least 51% of the then-outstanding Shares.  Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10.     Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12           Entire Agreement.  This Agreement (including the Exhibits hereto), the Restated Articles and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13           Dispute Resolution.  Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA.  The arbitration shall take place in [location], in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows:  (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the Nevada Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any disputes arising under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Series A Convertible Callable Preferred Subscription and Stock Purchase Agreement as of the date first written above.

COMPANY:

By: /s/ Martin Nielson
Name:  Martin Nielson
Title:    Chief Executive Officer

Address:101 First St. #493, Los Altos, CA  94022

PURCHASER(S):

Tanke, Inc.

By: /s/  Carrie Zhang
Name:   Carrie Zhang
Title:     Chief Executive Officer

Address:  _____________________________________________

PURCHASER(S):

_____________________________________________________
(Print Name of Purchaser)

By:   _________________________________________________

Name:   _______________________________________________
                  (print)
Title:     _______________________________________________

Address:  _____________________________________________

Exhibit A – Schedule of Purchasers

Exhibit B - Form of Amended and Restated Articles of Incorporation

Exhibit C – Disclosure Schedule